UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Shutterfly, Inc.

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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR ANNUAL MEETING OF STOCKHOLDERS ON MAY 15, 2019

Shutterfly’s Independent Directors Urge You to Vote FOR Our Proposal to Amend Our 2015 Equity Incentive Plan

May 7, 2019

Dear Fellow Shutterfly Stockholder:

We are writing to ask for your critical support for the agenda items for the upcoming 2019 Annual Meeting of Stockholders of Shutterfly, Inc. Our Board of Directors (the “Board”) unanimously recommends that you vote FOR all proposals, but would like to draw your attention to our proposal to amend the 2015 Equity Incentive Plan (the “Amendment”).

If approved by stockholders, the Amendment would authorize an additional 1,000,000 shares of common stock, plus any shares remaining under the 2015 Equity Incentive Plan, for grant to our named executive officers and other employees. The amount of additional shares authorized by the Amendment would represent approximately 2.9% of the total shares of common stock outstanding as of the record date.

The Board and the Compensation and Leadership Development Committee of the Board (the “Committee”) have been fully engaged and diligent in determining the number of shares requested, taking into account a number of relevant factors, including striking a balance between the potential dilutive effect of equity awards and the ability to attract, retain, and reward employees, anticipating the hiring of a new Shutterfly Chief Executive Officer and a new Lifetouch President, the addition of Lifetouch employees, and the company’s current stock price.

Linking Compensation with Performance

In 2019, we shared that our going-forward strategy would focus around three key priorities:

1.	driving growth in all three of our segments;

2.	delivering substantial cost and revenue synergies from our acquisition of Lifetouch; and

3.	returning capital to stockholders;

As the first step of our long-term strategy, for the Shutterfly Consumer segment, we will continue to build on our success in mobile, in category and range expansion, and in the reacceleration of Personalized Gifts and Home Décor while making improvement in our prints and our holiday cards offering, supported by marketing and promotional investments. For the Lifetouch segment, we aim to drive account growth in schools and preschools and improve our participation rate through awareness supported by direct-to-consumer communications. In the SBS segment, we will continue to focus on serving our existing large customers and landing large new customers.

We officially welcomed Lifetouch to Shutterfly on April 2, 2018 and are pleased with the performance of the business. We got off to a strong start on integration in the fourth quarter of 2018, testing a number of marketing initiatives for our multi-year plans around revenue synergies. In addition, we developed a robust plan for cost synergies centered around establishing a common manufacturing platform that will let us offer faster delivery, higher quality, and a broader selection to our customers, as well as generating significant cost savings.

We believe effectively executing our strategy positions us to deliver sustainable, profitable growth and create value for our stockholders. As announced by the Company on February 5, 2019, our Board has also formed a Strategic Review Committee and retained a financial advisor as it continues an ongoing review of strategic alternatives, the Company’s capital structure, and capital return policy.

Under the leadership of our executive team and in large part due to the acquisition of Lifetouch, we delivered 65% growth in net revenue and 64% growth in Adjusted EBITDA as compared to 2017. Although we had a transformational year in 2018, with the Lifetouch acquisition almost doubling the size of the Company and ending 2018 with solid results in the Lifetouch and SBS segments, our aggregate results in 2018 came in below our expectations, resulting in no payout to our incumbent executive officers under the Shutterfly bonus plan for the third and fourth quarters. Our one-year total shareholder return over calendar year 2018 was (19.1)% compared to (11.0)% for the Russell 2000 index. By continuing to execute our long-term strategy, however, we believe we are well-positioned to create stockholder value moving forward.

Key Considerations in Approving the Amendment to the 2015 Equity Incentive Plan

In approving the Amendment to the 2015 Plan, our Board and Committee conducted a thorough review of stockholder feedback, market and peer practices and internal needs. In reaching their determination, the Board and the Committee believe that it is important for stockholders to consider the following factors:

•

We Have Materially Reduced Stockholder Value Transfer: Since 2015, we have reduced our annual “stockholder value transfer”[1] from 6.56% to 2.75% in 2018, which we believe is appropriately competitive with our peer group of technology companies. Our 2016-2018 average SVT of 3.39% is appropriately competitive with our peer group of technology companies whose median 2016-2018 SVT average is 3.07%. Our 2019 SVT is expected to see an increase to 4.08% due to the Shutterfly CEO new hire grant estimate, the Lifetouch President new hire grant estimate, the addition of Lifetouch employees, and a lower average share price as compared to 2018. However, we anticipate that our SVT will fall near the median in the future, absent any unusual circumstances.

•

We Compete for Talent in a Highly Competitive Technology Sector: Although Shutterfly is often categorized as a retail company, we do not believe that the retail sector is the appropriate frame of reference for evaluating our executive compensation practices. Retail companies tend to place more emphasis on cash compensation, and therefore exhibit lower use of equity. Given our significant online presence and heavy focus on technology, our primary competitors in the talent market tend to be technology-enabled software / media / consumer services companies, rather than retailers, all of which tend to have higher equity utilization rates.

[1]

We define “stockholder value transfer” as the aggregate grant date fair value of equity compensation awards granted during the year divided by the weighted average market capitalization at the time of grant.

•

We Have Significantly Lowered Our Compensation Expense: Our stock-based compensation expense is expected to decline by approximately 17%, from approximately $60 million in 2015 to approximately $50 million in 2019 despite a significant increase to our overall headcount from the acquisition of Lifetouch.

•

We Were Informed by a Robust Stockholder Engagement Process: Over the last few years, we have spoken with stockholders representing more than 50% of our common shares outstanding, discussing, among other issues, our executive compensation program and making substantive changes in response. These changes included:

•

Introducing Performance Share Unit (PSU) awards, which vest based on Adjusted EBITDA performance, and Market Stock Unit (MSU) awards, which vest based on stockholder return relative to the Russell 2000 Index over performance periods of up to three years;

•	Reducing the use of time-based restricted stock awards in our total equity mix in favor of performance-based stock units to better align interests of executives with stockholders;

•	Adjusting the performance period for our executive cash bonus plan from quarterly to annual; and

•	Adjusting the payouts for our executive cash bonus plan to take into account individual and divisional performance.

Plan Features

We intentionally designed the 2015 Equity Incentive Plan to incorporate evolving best practices in equity compensation plans, and the Amendment does not impact the plan’s key risk mitigation features intended to protect the interests of our stockholders, including:

•	No “evergreen” share replenishment features;

•	No single-trigger change-in-control payments;

•	Applying a clawback policy to all awards;

•	Prohibiting option repricing without stockholder approval; and

•	Placing an annual limit on non-employee director compensation.

Conclusion

We firmly believe that the Amendment is a critical component of our long-term success and is in the best interests of our stockholders. We ask that you consider the foregoing context before casting your vote for our upcoming Annual Meeting.

THE SHUTTERFLY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE FOR THE RESOLUTION TO APPROVE THE AMENDMENT

Sincerely,

The Compensation and Leadership Development Committee of the Shutterfly, Inc. Board of Directors

Notice Regarding Forward-Looking Statements

Certain statements in this letter to stockholders are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. These forward-looking statements include estimates, projections and statements relating to the expected benefits from establishing a common manufacturing platform; the results from effectively executing on our strategy; our positioning to create stockholder value moving forward; our expected stock-based compensation expense through 2019; our expected SVT in the future; and our business strategy with respect to each of our three business segments. Forward-looking statements may appear throughout this letter. You can identify these statements by the use of terminology such as “believe”, “expect”, “will”, “should,” “could”, “estimate”, “anticipate” or similar forward-looking terms. Factors that might contribute to such differences include, among others, decreased consumer discretionary spending as a result of general economic conditions; our ability to expand our customer base and increase sales to existing customers; failure to realize the anticipated benefits of the Lifetouch acquisition; the exploration of strategic alternatives; recent and ongoing restructuring activities (including but not limited to those relating to manufacturing consolidation, Lifetouch field operations and our single platform migration); our ability to meet production requirements; our ability to attract and retain management and other personnel; our ability to retain and hire necessary employees, including seasonal personnel, and appropriately staff our operations; the impact of seasonality on our business; our ability to develop innovative, new products and services on a timely and cost-effective basis; consumer acceptance of our products and services; our ability to develop additional adjacent lines of business; unforeseen changes in expense levels; a deterioration in the relationship with any of our business partners; refining our promotional strategies; competition and the pricing strategies of our competitors, which could lead to pricing pressure; a failure to implement new technology systems; a decline in participation rate in the Lifetouch business; the retention of Lifetouch employees and our ability to successfully integrate the Lifetouch businesses; risks inherent in the achievement of anticipated synergies and the timing thereof; general economic conditions and changes in laws and regulations and the other risks set forth below the heading “Risk Factors” in our Form 10-Q for the three months ended March 31, 2019. You should not rely on these forward-looking statements as they involve risks and uncertainties that may cause actual results to vary materially from the forward-looking statements. For more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to our business in general, we refer you to the “Risk Factors” section of our SEC filings, which are available in the “Investor Relations” section of our website at ir.shutterfly.com/financialinformation/ sec-filings. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information.